CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made and entered into as of the 1st day of January, 2016 (the “Agreement”), by and between ARROW FINANCIAL CORPORATION, a New York corporation (“AFC,” together with its subsidiaries and affiliates, the “Company”), and THOMAS L. HOY, residing at 25 Pershing Road, Queensbury, New York 12804 (“Adviser”).

RECITALS

WHEREAS, effective December 31, 2012, Adviser retired from service as the CEO of AFC and its principal subsidiary, Glens Falls National Bank and Trust Company (the “Bank”); and

WHEREAS, in order to ensure a smooth transition, AFC desires to engage Adviser to provide certain consulting services to AFC and its subsidiaries and affiliates, and Adviser desires to provide such services, on the terms and conditions set forth herein; and

WHEREAS, the parties intend that each will have certain rights and responsibilities with respect to such arrangement for the duration of this Agreement, all as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, AFC and Adviser agree as follows:

1.Services to be Furnished.

(a)Nature and Extent of Services. During the Services Period (as defined below), Adviser shall hold himself available to render advice and assistance to the Company, and shall render advice and assistance, with respect to the management and operation of the business and affairs of the Company, as may be requested from time to time by the Chief Executive Officer of AFC (“CEO”) or the Board of Directors of AFC (the “Board”) (the “Services”). Adviser shall be required to devote such time to the performance of the Services under this Agreement as may be meaningful and appropriate under the circumstances and as agreed upon by the parties (the “Basic Commitment”), provided that it is the understanding of the parties hereto that: (i) the expenditure of such time by Adviser may be at irregular intervals and on an ad hoc basis, depending on the Company’s need and Adviser’s availability, (ii) under no circumstances shall Adviser be expected to dedicate to the rendering of the Services during the term of this Agreement more than twenty (20) hours in any business week or more than twenty percent (20%) of his average level of services performed for the Company during the thirty-six month period ending on December 31, 2018.

(b)Manner of Performing Services. In performing the Services, Adviser shall have exclusive control over the manner in which he performs the Services, including, without limitation, in the methods, procedures, strategies and equipment Adviser utilizes in performing the Services, and in Adviser’s determination of the times, places and dates at which he performs the Services; provided, however, that AFC shall have the right, exercised by the CEO, to establish reasonable parameters for any of the foregoing.

(c)Other Services and Duties of Adviser. Any services rendered by Adviser to AFC, the Bank or any other AFC subsidiaries as a result of serving as a director thereof, including serving on any committee of the board of directors thereof, shall not be affected by or subject to this Agreement, and any time spent by Adviser in rendering such services as a director shall not be included as hours expended by Adviser in the performance of the Services hereunder. Adviser shall receive compensation for service as a director consistent with the compensation received by other non-employee directors.

(d)New York Residence Not Required. At no point during the Services Period shall Adviser be required to maintain residence in the State of New York.

2.Term. The term of this Agreement and the obligation of Adviser to render the Services hereunder shall commence as of 12:01 a.m. on January 1, 2016, and shall expire as of 11:59 p.m. on December 31, 2018 (the “Expiration Date”), unless prior to such date (i) the parties agree to extend the term of this Agreement (which shall be deemed an amendment of the Agreement), or (ii) the Agreement is terminated, as provided in Section 3. The term of this Agreement shall be referred to as the “Services Period.”

3.Termination.

(a)    Automatic Termination; Rights of Parties to Terminate. This Agreement and the Services Period will terminate prior to the Expiration Date upon the occurrence of any the following: (i) the death or disability of Adviser; (ii) termination by AFC of Adviser’s Services hereunder “for cause,” as defined below; (iii) termination by either AFC or Adviser of this Agreement, for any reason or no reason, upon not less than thirty (30) days’ prior written notice to the other party hereto; or (iv) the mutual agreement of AFC and Adviser to terminate this Agreement, as of any date. In the event of any termination under the preceding sentence, neither AFC nor Adviser shall have any continuing obligation or liability to the other party under this Agreement after the date of termination, other than (w) the obligation of AFC to pay to Adviser a pro rata portion of the annual fee owed to Adviser under Section 5 through the date of such termination, based on the number of days in such calendar year that shall have expired through such date of termination and to reimburse Adviser for reimbursable expenses incurred by Adviser under Section 5(b) through the date of such termination, (x) the obligation of Adviser to keep certain matters confidential and to return to AFC certain documents and information under Section 6, (y) the obligation of Adviser to cooperate under Section 6(b), and (z) the obligation of AFC to indemnify Adviser under Section 7. For purposes of this Agreement, AFC may terminate this Agreement “for cause” as a result of any of the following: (i) any willful misconduct by Adviser which is materially injurious to AFC or its affiliates, monetarily or otherwise; (ii) any failure by Adviser substantially to follow and perform any reasonable directions of the CEO or the Board (other than failure resulting from disability or death), within thirty (30) days after delivery to Adviser by the CEO or the Board of a written demand for substantial performance, which written demand shall specifically identify the manner in which the CEO or the Board believes that Adviser has not substantially followed and performed such directions; (iii) any inability of Adviser to perform any substantial portion of the Services, by reason of any order of any regulatory authority or agency having jurisdiction over AFC or its affiliates directly prohibiting such performance; or (iv) intentionally providing false or misleading information to, or otherwise misleading, the CEO, the Board or any committee thereof.

(b)    Termination Due to Material Breach of Agreement. In addition to the foregoing, if either party is in material breach of this Agreement, including in the case of AFC by reason of its failure to pay Adviser any fees or reimbursable expenses due and owing hereunder on or before the date such fees or expenses are payable or reimbursable, the non-breaching party (but not the breaching party) may terminate this Agreement upon written notice to the breaching party specifying the nature of the breach and the non-breaching party’s intention to terminate, provided that if such breach is curable within a reasonable period after the date of such notice (not to exceed in any case thirty (30) days after receipt of such notice), the non-breaching party will have no right to terminate this Agreement if the breach is in fact cured within such period. Notwithstanding the foregoing, if Adviser notifies AFC of AFC’s breach of this Agreement by reason of its nonpayment of fees or expenses owed to Adviser, such breach will be deemed cured if and only if the amounts owed are paid to and received by Adviser within ten (10) days of AFC’s receipt of such notice. Termination of this Agreement by either party due to material breach hereof by the other party in accordance with the preceding sentence shall not eliminate or limit the liability of the breaching party to the non-breaching party hereunder or under any other provision of law or the common law, and the non-breaching party may sue the breaching party for damages or other available remedies at law or in equity as the non-breaching party chooses.

4.Office Space; Equipment.

(a)    Office Space. If so requested by Adviser, AFC will provide Adviser with suitable office space at AFC’s main offices or such other premises owned or leased by AFC as may be mutually agreeable to the parties, for the purpose of assisting Adviser to perform the Services, and AFC will make available to Adviser at such premises, to the extent consistent with AFC’s own need for and demands on its personnel, such secretarial, clerical and other administrative support and assistance as may be necessary or helpful to Adviser in performing the Services, such support shall be provided consistent with AFC’s then current support programs and policies (e.g., support provided during normal business hours).

(b)    Equipment. AFC also will provide Advisor with suitable computer and other equipment as may be mutually agreeable to the parties for the purpose of assisting Adviser to perform the Services. Adviser acknowledges and agrees that any equipment thus provided hereunder shall be used for business purposes in connection with the performance of the Services. Adviser agrees that it is his responsibility to ensure the proper use of the equipment and to care for the equipment in a careful and reasonable manner and utilized in accordance with its design. The equipment shall be used consistent with applicable Company guidelines and policies, which guidelines and policies require separate acknowledgement and execution (including, without limitation, the Remote Access User Security Agreement). Title to the equipment shall at all times remain with the Company. Upon the request of AFC or termination of this Agreement, Adviser shall return the equipment to AFC in good condition, reasonable wear and tear accepted, to a place designated by AFC. Support for the equipment shall be provided consistent with the Company’s then current support programs and policies (e.g., help desk support provided during normal business hours). With respect to any laptop computer provided to Adviser, Adviser understands and agrees that he has no right or expectation of privacy or security in his use of any such laptop or Internet usage.
5.Compensation; Expenses

(a)Basic Commitment. In return for Adviser’s rendering Services in fulfillment of his Basic Commitment hereunder, AFC shall pay to Adviser an annual cash fee in the amount of Thirty-six Thousand Dollars ($36,000.00) as full consideration hereunder, payable in twelve (12) equal installments on the last Wednesday of each month in such year commencing in January 2016.

(b)Expenses. Subject to any limitations on Adviser’s expenses as may be established from time to time by the Board or the CEO, AFC will pay on behalf of Adviser any reasonable expenses incurred by him in connection with the performance of the Services, and will reimburse Adviser for any such expenses previously paid by him, in each case, consistent with Company policy. The reimbursement of any such expense that is includible in gross income for federal income tax purposes shall be paid no later than the end of the calendar year following the calendar year in which the expense was incurred.

(c)Other. This Agreement shall constitute a “Qualifying Services Contract” (as defined in certain existing stock option award agreements held by Adviser on the date of his termination of employment with the Company), and the Services provided by Adviser shall constitute “substantial” services for purposes of the policies of AFC and any such existing stock option awards. Such stock option awards shall be governed in accordance with their respective terms. Adviser shall serve hereunder as an independent contractor, not as an employee, and shall not be entitled to receive from AFC or its subsidiaries or affiliates employee benefits of any kind or nature whatsoever as a result of his performance of Services hereunder; provided, however, that nothing in this Agreement will limit Adviser’s eligibility to receive benefits (e.g., vested pension benefits) related exclusively to Adviser’s prior service as an employee of the Company. Adviser is responsible for all federal, state and local taxes, if any, which accrue as a result of Adviser’s performance of the Services hereunder. The Company shall withhold U.S. income taxes on payment of compensation where required under U.S. tax laws. Adviser agrees to comply with the “Arrow Financial Corporation Business Code of Ethics,” the “Arrow Financial Corporation Financial Code of Ethics,” and any successor codes, in connection with his performance hereunder.

5.Confidentiality; Cooperation.

(a)    Confidentiality. Except to the extent otherwise authorized by AFC, Adviser agrees to keep confidential all information coming into his possession in connection with the provision of Services that is not otherwise in the public domain and that belongs or relates to or emanates from the Company (“Confidential Information”). Nothing in this Agreement, however, shall prohibit Adviser, with or without AFC’s authorization, from producing documents, providing testimony or otherwise participating or cooperating in any judicial or administrative action, proceeding, investigation or other activity to the extent he is advised in writing by legal counsel that such document production, testimony, participation or cooperation is required under applicable law; provided, however, that Adviser shall give AFC reasonable prior written notice thereof unless Adviser is prohibited from doing so by such action, proceeding, investigation or other activity. Upon expiration or termination of this Agreement, Adviser shall return to AFC as soon as practicable thereafter, all documents, files, records and data, including electronically stored or transmitted data, and copies of the foregoing, in the possession or control of Adviser, except to the extent that AFC shall specifically consent to non-return of such materials, provided that return of such materials shall not relieve Adviser of his obligation to keep confidential all Confidential Information received at any time hereunder for as long as such information remains confidential, i.e., is not known to the general public.

(b)    Cooperation. Adviser agrees to make himself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which Adviser was involved in connection with the provision of the Services, including any threatened or actual investigation, regulatory matter and/or litigation concerning AFC or any of its subsidiaries or affiliates, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will take into consideration Adviser’s personal and business commitments, will give Adviser as much advance notice as is reasonably possible, and ask that Adviser be available at such time or times as are reasonably convenient to Adviser and the Company. The Company agrees to (i) pay Adviser a reasonable hourly fee in connection with his cooperation under this Section 6(b) and (ii) reimburse Adviser for the actual out-of-pocket expenses Adviser incurs as a result of his complying with this provision, subject to Adviser’s submission to the Company of documentation substantiating such expenses as the Company may reasonably require

6.Indemnification. AFC shall indemnify Adviser if he is made or threatened to be made a party to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that Adviser is or was providing services to the Company pursuant to this Agreement, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by Adviser in connection with such action, suit or proceeding to the maximum extent that would be permitted, and subject to any requirements that would apply, under applicable law from time to time if Adviser were an employee (other than an officer or director) of AFC, and subject to any further limits on such indemnification under applicable law. The foregoing indemnification of Adviser will not be affected by any provision of AFC’s Certificate of Incorporation or Bylaws or other corporate policy applicable to the Company’s indemnification of employees or others as may exist from time to time. In addition, AFC shall pay all reasonable expenses (including attorneys’ fees) incurred by Adviser in defending any such action, suit or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of Adviser to repay any and all such amounts if it shall ultimately be determined that he is not entitled to be indemnified with respect thereto by AFC, in each case on or before the thirtieth (30th) day after AFC’s receipt of a bill for such expenses or notice of such reimbursable expenses. Reimbursement of expenses will be paid not later than the last day of the calendar year following the calendar year in which the expenses were incurred. This indemnification shall not be exclusive of any rights of Adviser to be indemnified by AFC, the Bank or any other AFC subsidiary in any other capacity in which Adviser may serve from time to time, under applicable law or the charter documents or bylaws of such entity, or under any other agreement applicable to Adviser.

7.Noncompetition and Nonsolicitation.

(a)Noncompetition. Adviser shall not, at any time during the Services Period, without the prior written approval of the CEO or the Board, directly or indirectly, own, control, become an officer, employee, agent, partner or director of, or serve as a consultant for (i) any depository institution not directly or indirectly owned or controlled by AFC having assets of $100 million or more that either is headquartered in the State of New York or accepts deposits at any location in the State of New York, (ii) any holding company of such institution, or (iii) any business enterprise operating out of one or more physical locations in the State of New York that is in direct competition in any significant line of business with AFC or any of its directly or indirectly owned or controlled subsidiaries. For purposes of the preceding sentence, any directly or indirectly owned or controlled subsidiary of AFC includes any subsidiary as to which AFC directly or indirectly owns fifty percent (50%) or more of the voting equity interests or controls fifty percent (50%) or more of the director or trustee positions. The parties agree that the covenant set forth in this Section 8(a) is reasonable with respect to duration, geographic area and scope. In the event that any provision of such covenant is finally determined by any court of competent jurisdiction to be void or unenforceable with respect to any particular geographic area or as to any particular time period or any other particular constraint, the covenant will be deemed to be automatically modified without any further action on the part of AFC and Adviser so as to eliminate therefrom the unenforceable constraint or its application in any manner in which it was found to be unenforceable and, except as so modified, the covenant will remain in full force and effect.
(b)Nonsolicitation. Adviser shall not, at any time during the Services Period, (i) solicit any employee of the Company to leave the employment of the Company or to accept any other employment or position, or (ii) assist any other person in hiring any such employee, provided, however, that this Section 8(b) shall not apply to any unsolicited contact with Adviser by an employee of the Company or any potential employer of such employee, and shall not prevent Adviser from responding to any such contact by providing personal references regarding such employee to any such potential employer.

8.Entire Agreement; Amendment; Waiver. This Agreement cancels and supersedes all previous agreements or understandings between the parties relating to the subject matter hereof, and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and shall not be amended, modified or supplemented in any respect except by a subsequent written instrument executed by the parties. The performance of or compliance with any covenant given herein or the satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, however, that, no waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver.

9.Assignment; Successors; Binding Agreement. This Agreement, or any monies due hereunder, may not be assigned by Adviser without the prior written consent of AFC. This Agreement shall be binding upon and inure to the benefit of Adviser and his heirs and representatives and AFC and its successors and assigns.

10.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon the parties hereto, notwithstanding that both parties hereto are not signatories to the same counterpart.

11.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

12.Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Notwithstanding anything contained herein to the contrary, any payments to Adviser by AFC, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance of such payments with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

13.Notices. Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or by private courier, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as either party may by written notice subsequently specify to the other party:

If to Adviser:

Mr. Thomas L. Hoy
25 Pershing Road
Queensbury, New York 12804

If to AFC:
Arrow Financial Corporation
250 Glen Street
Glens Falls, New York 12801
Attention: Chief Executive Officer

With a copy to:
Thompson Coburn LLP
Attn: Thomas B. Kinsock, Esq.
One U.S. Bank Plaza, 34th Floor
St. Louis, MO 63101

14.Survival. Any provision of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of the Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.

15.Section 409A Compliance. The parties intend that all provisions of this Agreement comply with the requirements of Internal Revenue Code Section 409A to the extent applicable. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise this Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. The parties intend that, for purposes of Section 409A only, the Adviser has incurred a separation from service with the Company, as defined in Code Section 409A and the Treasury Regulations under Code Section 409A, as of December 31, 2012. With respect to reimbursements that constitute taxable income to Adviser, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Adviser’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date and year first above written.

ARROW FINANCIAL CORPORATION

By: _/s/ Thomas J. Murphy _________

Name: Thomas J. Murphy
Title: President and CEO

“ADVISER”

_/s/ Thomas L. Hoy ________________
Thomas L. Hoy